JOINT FILING STATEMENT

I, the undersigned, pursuant to Reg. 13d-1(k) of the Securities Exchange Act of 1934, as amended, hereby express my agreement that the attached Schedule 13D/A-1 (and any amendments thereto) relating to the Common Stock of HDS International Corp. is filed on behalf of each of the undersigned.

Dated:  July 6, 2012.

TASSOS RECACHINAS
Tassos Recachinas, individually

Hillwinds Ocean Energy, LLC

By:	TASSOS RECACHINAS
Tassos Recachinas, president